Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-161175) of our report dated May 12, 2009, except for the termination of the line of credit maturing July 2011 discussed in Note 10 and the completion of the conversion of Altisource Portfolio Solutions S.à r.l. into a Luxembourg société anonyme discussed in Note 1, which are as of June 26, 2009, with respect to the consolidated statements of income, invested equity, and cash flows of Altisource Portfolio Solutions S.à r.l. for the year ending December 31, 2008 which appears in this Annual Report on Form 10-K of Altisource Portfolio Solutions S.A. for the year ended December 31, 2010.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Fort Lauderdale, Florida
February 17, 2011